EXHIBIT (99.1)

IDENTITY AND THE ITEM 3 CLASSIFICATION OF THE RELEVANT SUBSIDIARIES

The securities being reported on by NN Group N.V. (the “Reporting Person”), as a parent holding company, are owned (or may be deemed to be beneficially owned) by NN Investment Partners B.V., NN Investment Partners Luxembourg S.A. and NN Investment Partners TowarzystwoFunduszy Inwestycyjnych S.A., each of which is a subsidiary of the Reporting Person and a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).